Health Insurance Innovations Inc (NASDAQ: HIIQ)

Q4 2018 Earnings Conference Call

March 06, 2019, 5:00 p.m. ET

Prepared Remarks:

Operator

Greetings, and welcome to Health Insurance Innovations’ 2018 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-session will follow the formal presentation. (Operator Instructions) Please note, this conference is being recorded.

I would now like to turn the conference over to your host, Mike DeVries, Senior Vice President of Finance. Thank you. You may begin.

Mike DeVries — Senior Vice President of Finance

Thank you, and good afternoon, everyone. We are excited to have you join us today for a discussion about Health Insurance Innovations’ Q4 and 2018 financial results. By now, you should have received a copy of the earnings release. If you do not have a copy, please visit our website at hiiq.com. On the call with me, we have Gavin Southwell, HIIQ’s CEO and President; as well as Mike Hershberger, HIIQ’s Chief Financial Officer. As a reminder, today’s conference call is being recorded and a replay of the call will be available on the Investor Relations section of our website following the call.

We will be making forward-looking statements on the call. All statements other than statements of historical facts are forward-looking statements. Such statements may describe future plans, objectives or goals. Forward-looking statements are subject to future risks and uncertainties, including the risks outlined in the Company’s Form 10-K. These risks and uncertainties include, among other things, the Company’s ability to maintain relationships and develop new relationships with health insurance carriers and distributors, its ability to retain its members, the amount of commissions paid to the Company or changes in health insurance plan pricing practices, state regulatory compliance and changes in the United States health insurance system and laws. Actual results could differ materially from those projected or expected in these forward-looking statements. Listeners are urged to review and consider the various disclosures made by the Company in this conference call and the risk factors disclosed in the Company’s Annual Report on Form 10-K as well as other reports we have filed with the Securities and Exchange Commission. Copies of the Company’s SEC reports are available on our website at hiiq.com and on the SEC’s website. The Company disclaims any objection to update any forward-looking statements after this conference call.

And with that, I’ll turn it over to our CEO, Gavin Southwell.

Gavin Southwell — Chief Executive Officer and President

Thank you, Mike, and good — and hi everybody. I’ve been looking forward to reporting fourth quarter and full year results as well as updating you on our plans for the substantial growth opportunities that we are currently pursuing and others that lie ahead. We had a strong finish to 2018 and business trends have accelerated in the first two months of 2019 with total months sold or expected duration units increasing 24% year-to-date.

During 2018, we shifted our strategic focus toward longer duration products with significantly higher lifetime value or LTV. In the fourth quarter of 2018, expected duration units from third party distribution partners were up 19% year-over-year, reflecting a record open enrollment period despite terminating a large distributor early in the fourth quarter. After the HHS Rule change went into effect in the beginning of the fourth quarter 2018 allowing longer duration short-term medical plans and removing the restriction of three-month plans, we focused significantly more resources on eCommerce Partners, which includes our own channel Agile as well as other new eCommerce partners.

Our decision to deemphasize lower cost lower margin plans to instead focus on longer duration higher lifetime value plans and eCommerce penetration exceeded our expectations. This Rule change also has an impact on submitted policies and diminishes this metric’s importance. For example, in 2017 and 2018 prior to the Rule change, a consumer looking for 12-months of coverage on STM plan could have bought four three-month plans, which would have resulted in full submitted applications being counted for this metric in a calendar year. And from October 2018 onwards, the same consumer would only need to buy one plan for 12-months of coverage and so submitted applications would show only one sale instead of four. Starting with this quarter, we are providing new sales and operating metrics in our earnings release that we believe will further increase transparency into our business and our CFO will provide more details later in the call.

Despite the decline in Agile’s submitted applications in the fourth quarter, total eCommerce expected duration units grew 68% year-over-year. The successful strategic shift toward higher lifetime value plans and eCommerce will have a positive future financial impact. We believe the stage is now set for a very successful 2019 and beyond.

A few financial highlights from 2018 versus 2017, which excludes the impact of ASC 606 in prior year, I’d like to share include, fourth quarter revenue was $131.9 million compared to revenue of $69.5 million in the fourth quarter of 2017. 2018 full year revenue was $351.1 million compared to revenue of $250.5 million in 2017. Fourth quarter’s adjusted EBITDA was $21.6 million compared to adjusted EBITDA of $10.5 million in the fourth quarter of 2017. And 2018 full year adjusted EBITDA was $59.4 million compared to adjusted EBITDA of $45.9 million in 2017. And finally, fourth quarter adjusted net income per share was $0.98 compared to adjusted net income per share of $0.37 in the fourth quarter of 2017. And 2018 full year adjusted net income per share was $2.60 compared to adjusted net income per share of $1.67 in 2017.

Our CFO will provide more detail, including some new sales and operating metrics, which we believe will further increase transparency into our business and provide greater clarity to evaluate progress toward our goals. One new metric we will now be disclosing to provide more transparency is expected duration units of a total number of months sold. In the fourth quarter, expected duration units of submitted IFP sold was $1,022,400 compared to $957,300 in the fourth quarter of 2017, an increase of 6.8%.

Looking forward to 2019, the Company expects annual revenue for 2019 to be between $430 million and $440 million or to grow 22% to 25% year-over-year. Adjusted EBITDA to be between $72 million and $77 million or grow 21% to 30% year-over-year. And adjusted net income per share to be between $3.20 and $3.35 or to grow 23% to 29% year-over-year.

The implementation of ASC 606 has been a complex process and our ultimate application and assumptions have changed a few times over the last six months, as we spend time with our auditors and independent expert third-party consultants to ensure we got it right. We understand 606 creates some noise comparisons, but ultimately, we are very comfortable with the end result and would note our assumptions have relied on third-party assessments that we believe may prove conservative. With our adoption of the new accounting standard, all costs associated with acquiring customers are recognized upfront. This effectively creates a mismatch, but pushes approximately 5% of the expected high margin lifetime value of a plan into future periods, while a 100% of our third-party commission expense is recognized upfront. As a result of this ASC 606 application approximately $7 million of what would otherwise be adjusted EBITDA in 2018 will now be effectively deferred into 2019. Specific to 2019, we expect high margin revenue to be deferred into 2020, which makes our strong 2019 financial guidance even more impressive.

Also, important to note is that as part of ASC 606 and again working with expert third-party consultants, we have made prudent initial assumptions for the lifetime value of longer duration and higher lifetime value plans. As such, we expect to reassess the performance of our longer duration and higher lifetime value plans as we move through 2019 and believe potential exists a greater revenue as the longer duration plan season.

2018 was a strong year and we are gratified the momentum has accelerated into 2019. Reflecting our confidence in the pace of business and HIIQ’s strategic opportunities ahead, we bought back $56 million of stock in 2018, including $36 million in the fourth quarter alone. With $35 million remaining at the end of the year on the $100 million authorization announced in December, we have sufficient capacity to continue to acquire our stock and believe it represents a compelling component of our capital allocation strategy. The new $75 million plus $25 million credit facility announced today adds flexibility to pursue a range of initiatives to enhance shareholder value.

Throughout 2018, the Multi-State review and questions from investors and other stakeholders about this review was an extremely time consuming endeavor. The process was incredibly detailed and large amounts of Management time was spent focusing on the review, which was essential to ensure we came to an acceptable and fair outcome for all parties. We are pleased with the outcome and look forward to returning our attention full time to serving our growing list of carrier partners, third-party distributors and of course consumers. Simply put, we spent time and invested in resource to ensure would implement in the actions from this review will not have a negative impact to 2019 and the years ahead. This review and the process we went through, now all the hard work is behind us, is a huge asset for the Company. Working with regulators and strengthened by our recent senior hires, we are implementing market leading controls and raising the standard for our whole industry, something which all stakeholders should applaud.

We’re not perfect. The individual market is inherently difficult, but we work really hard every day to keep raising standards and to keep protecting the consumer. The advancements we have made as a Company under my guidance, particularly in the compliance division helped us to conclude the Multi-State examination paying toward the cost of the review and agreeing to continue to enhance the foundation of compliance of the Company’s prioritize, since I became its President and CEO. There has been a lot of noise and criticism, some fair, but much of it unfair, over the last two years from stock market participants. And with that said, I’d like to take this opportunity to recognize the immense progress we have made and express how proud I am of the HIIQ Organization, and please note, our efforts will not stop to be the single best healthcare distribution platform in the country.

For example, due diligence. We’ve always visited and reviewed agencies for due diligence, but in 2019, we’re adding a new partner, Current Compliance, a firm with expert insurance industry experience to perform independent third-party agency reviews in coordination with our in-house team. Voice verifications. We’ve identified a better way of obtaining verification calls from independent producers and we’ve held 100% of the verifications since August 2017. Also IVR for voice verification, now we have 100% of the calls, we need them to be 100% accurate is in development with SmartAction. We’ve just signed the contract and looking to have this launched in the second quarter. Background checks, when I started, we were using PeopleFinder’s information background. But since 2016, we’ve worked with CenturyLink for FCRA compliant criminal background checks and we also performed regulatory and legal background checks using a stringent formal process.

Secret shopping. We started an initiative with Verify Health, experts in secret shopping in the insurance industry back in 2016 and we’ve ramped to full 100% through 2018, with doubling again the amount of shops this year as we transition to full recording and storage of completed sales calls. License verification. When I began, we had to take in paper licenses. And since 2016, we have linked to electronic feed with Nipper to update license information on a nightly basis. Our agent training center. We developed online training and testing system for product and insurance trainings and launched it throughout 2018. Over 4,000 agents have gone through it so far. We have added modules nearly every month in 2019 on product and insurance laws and we’ll continue to keep adding. And finally, ActiveProspect. Illegal robo calls by third parties are recurring and troublesome topics for consumers in our market caused us to look at how we could help make a positive change. We took the initiative to partner with ActiveProspect, a leading firm, managing risk associated with TCPA in the market. With ActiveProspect, we have the tools to require certification on leads and reject those that don’t meet the standard.

Overall, HIIQ has been a fast growing company with a ecosystem of partners, carriers and distributors and with fast grow from the broadening ecosystem, infrastructure and processes must keep up. As such, in the last few years, we spent a tremendous amount of time, energy and investments to create best-in-class compliance, customer care, distribution and human capital. There has been significant heavy lifting and outstanding results in the non-financial metrics the Company monitors and the regulatory settlement agreement to RSA, which found no basis for penalty or fine was the culmination of these efforts. We are grateful for the diligence and opportunity to spend time with our regulators, ensuring that they understand what we do and also ensuring we perform and meet higher standards possible. With the RSA and now in place, we can confidently focus on our mission of providing great value at affordable prices to consumers in 2019 and beyond.

I now want to talk a little more about our focus on lifetime value. Lifetime value or LTV has been a focus of ours for some time and we continue to execute on our plan of increasing lifetime value. We worked hard in 2018 to focus on great lifetime value products and we’ve had a successful transition of our business as we move away from lower cost and lower margin products toward products with a higher LTV. The result of this work are more clearly shown to investors with the ASC 606 accounting we have now adopted. Products with higher lifetime value are also often more predictable and we’ve been quietly increasing our life business throughout 2018. We now have a significant block of over $60 million in premium of life insurance business. And by the end of 2019 have a target of over $100 million in this segment.

I’m very happy to announce that we have developed new and innovative life insurance products, which will be distributed through our existing under-65 health channel as well as a new life only channel, which is eCommerce focused. My background actually includes helping to establish a life insurance business and it’s a space I really enjoy. We believe there is great synergy between life and health, an opportunity that many in the rest of world have executed on, but here in the US remains a significant opportunity.

Our technology is very powerful and our next generation technology platform is incredibly well suited to a broader product offering. With the successful launch of MyBenefitsKeeper, our next generation platform and apps amenders, adoption has exceeded our expectation. We’ve used that momentum to continue developing and launching new features and functionality to help our members get the most from their policies. We’ve introduced a new chat function and members can now chat with customer service directly through their member portal. We’re seeing great feedback and usage of this feature and it supports data that many customers prefer to use online tools and features instead of calling for finding answers through more traditional methods. MyBenefitsKeeper now offers members the ability to purchase additional policies directly from their member portal without having to contact our insurance agent. This streamlines the purchase experience, while providing built in digital controls that meet our high compliance standards.

This feature gives members more freedom in choosing the types of products that fit their demands and needs and it gives us a simple way of offering these products. We have launched the brand — we’ve launched a brand new MyBenefitsKeeper app on both iOS and Android devices. Not only can members access their benefits and purchase plans from any desktop or mobile browser, they can now also access features in our new mobile app. The mobile app will soon provide other features, such as push notifications, quick access to ID cards and leveraging internal components of mobile devices for even better consumer experience such as Face ID security and location services.

Customer satisfaction is a top priority here at HIIQ and demonstrating our unwavering commitment to customer satisfaction, we’ve partnered with one of the leading customer experience and engagement companies in the world, Qualtrics, a SAP company which provides top-tier customer satisfaction software to help their clients, create lasting relationships with their customers. With HIIQ’s continued focus on increasing the customer relationship over longer periods, Qualtrics has the tools and experience to help us get where we are going.

We’re really happy with these new customer focused technologies and features and we’re very pleased with how they’ve been received so far. The future of MyBenefitsKeeper in creating an unmatched experience for our members is something we will continue to focus on throughout 2019. And I look forward to keep updating you all on additional features as they become available.

Throughout 2019, we also will focus more time and effort and resource on building an over-65 offering, as we continue to broaden out our product offering. We have a lot of over-65 experience here already, with many commercial relationships already in place. We simply wait until the business was ready from a technology point of view for a broader offering. The launch of MyBenefitsKeeper has been the trigger for us to now broaden out our product offering. We’ve analyzed this space for a long time and understand the competition, the landscape and what we need to do to be successful.

The health insurance market should be viewed as distinct segments, with the individual market being by far the toughest market to be successful in. Our track record of building an individual market business should provide confidence to our investors of our ability to expand our product offering. We look forward to sharing more about our strategies to leverage HIIQ’s existing platform and relationships to drive growth in this adjacent and substantial market.

I now want to give some commentary of what we’re seeing in the individual market. I’ve talked in the past about the estimated 30 million Americans who remain uninsured. Premiums have more than doubled since ACA regulations were implemented, resulting in a significant affordability gap for the average consumer who just not receive a subsidy. I’ve said before that enrollment in oxidized — on subsidized individual market plans fell by 20% nationally in 2017 with six states seeing drops of more than 40%. In the 2019 open enrollment period, new enrollments on the federal marketplace were down by more than 15%, while overall enrollment was down by about 4%, meaning a larger portion of enrollments were derived from automatic renewals. Also, users of the healthcare.gov website declined 17.5% year-over-year. This is important because it signifies a shift in consumers over the past year and that there were fewer consumers actively shopping in the broader market, partly due to reduced federal advertising and outreach.

In addition to premiums, out-of-pocket costs have risen at a rapid pace among ACA plans. For plan year 2019, the average deductible available on the federal marketplace for a bronze plan is $6,443 for individual and $13,402 for a family. Even if a consumer is able to afford an ACA plan through subsidy, eligibility or higher income, the out-of-pocket costs that come with these times can lead to significant financial hardship when the plan is used to pay for a necessary health — is used to pay, sorry, for necessary healthcare.

Following the HHS Rule that allows longer durations for short-term medical products, we were the first to market with multiple carriers offering a short-term medical coverage for up to 36 months in states that allow these longer duration plans. We also rolled out a variety of plan options and durations to meet the needs of consumers across the nation, subject to each state’s regulations.

While many of our competitors have experienced unexpected challenges related to STM in the fourth quarter, we have found success. Consumer awareness of STM is still growing and we remain poised to capture additional market share in this growing space, while educating consumers and providing an unmatched customer experience. We believe that longer duration STM plans will provide potential significant upside to our business in 2019 and in future years. The effects of the STM Rule are projected to gradually ramp up and grow throughout 2019 and beyond. We remain excited about it’s expanded market opportunity and we’ll continue to deliver innovative STM product solutions to consumers across the country.

Turning to association plans. We remain excited about the opportunity that exists in the small group market with respect to the association health plan rule and believe our efficient data driven model is well suited to deliver these new plans. The AHP opportunity continues to be a strategic growth initiative for us and will continue to develop as rules and regulations finalize and the overall market begins to adapt.

We are continuing to develop and grow our Spanish initiative, which will deliver a full end-to-end Spanish language health insurance solution to Spanish-speaking consumers. Competitors and other health insurers have neglected to properly address the Spanish-speaking community by not delivering a complete Spanish language solution tailored to the needs of this demographic, which has contributed to consume a confusion and miscommunication. Data has shown that 40% to 50% of the US Spanish speakers with limited English proficiency are uninsured. This represents about 10 million people. A lack of health insurance products designed to meet the needs of Spanish speakers combined with the affordability issues in the individual market and a general lack of language services in the US have contributed to the growing uninsured Spanish-speaking population.

Through the course of our market research, we’ve also followed the developments surrounding with growing popularity of the concept of Medicare for All, and we, along with most political analysts, believe the probability of Medicare for All becoming a reality in the near future remains very low. Also, on January 1, 2019, the ACA amended tax penalty was reduced to zero, which we believe is good for consumers and favorably impacts our market by effectively reducing the cost of our products by removing the cost of that penalty.

I’ll make the point again that as a business, we are product agnostic. And we will work with approximately 30 insurance carrier and benefit provider partners to design and develop new products, depending on what federal and state rules are in place. Along with our core products, in our individual and family plans, we also sell significant amounts of life, critical illness, accidental death as well as dental, vision and a range of other supplemental plans. We do not rely on any one product or any one carrier and we also don’t rely on any one state either, we are deliberately and strategically positioned to be able to offer a broad and full product offering, utilizing our proprietary technology, access to vast data and our product expertise.

Of course, where there is an opportunity for us to capitalize on (inaudible) tailwinds, we will do so. But as we have shown since 2016, our offering is built around our ability to be laser-focused on the consumer and that is built on the vast amount of data we have access to, our technology, our customer experience and our compliance.

Right now as an example, we have thousands of different combinations of offerings depending on state rules and consumers’ demands and needs. Often companies or the insurance peers are restricted to only working in a small number of states because their platform does not allow them the flexibility to be able to handle so many variations. And for us, that simply isn’t an issue. We have a competitive advantage, where there is regulatory change.

The strength of this business is the data we have access to, our technology, our customer experience and our compliance and this is reflected in our 100 plus distribution partners, our 30 plus insurance and benefit providers, all of which work with us to ensure our future success. In summary, HIIQ continues to be uniquely positioned to take advantage of the growing demand for affordable health insurance solutions. We appreciate your time today and we thank you for your interest in our Company.

Now, I’d like to turn the call over to Mike Hershberger, our Chief Financial Officer, before ending with some final comments.

Michael Hershberger — Chief Financial Officer

Thanks, Gavin, and good afternoon, everyone, and thanks for joining us. As Gavin mentioned, we have many promising initiatives under way for 2019. Before I talk about these initiatives and our results for 2018, I’d like to provide some background and color on our adoption of ASC 606 revenue recognition accounting standard. This is the first time that we are reporting our financial results based on ASC 606. We adopted the standard at the end of 2018 and applied the standard retroactively for all of 2018. We have elected a modified retrospective approach. As such, we will not be restating financial statements prior to 2018.

Under ASC 606, we have identified two performance obligations with respect to the individual and family plans or IFPs and supplemental products, utilizing our technology platform. The first performance obligation relates to the sales and marketing services associated with selling a policy to a member. This performance obligation to the customer is deemed complete when the sale to the — upon the sale to the member. Once satisfied, revenue recognition for the sales and marketing performance obligation is substantially complete and revenue is recorded based on the estimated lifetime duration of the policy using historical persistency rates. Revenue recorded for this performance obligation is based on a products’ duration, which has constrained to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. We have allocated approximately 95% of the revenue to this performance obligation.

Our second performance obligation relates to the billing, collection and member support component of a continuing policy, but I will refer it to as member management. This performance obligation is satisfied over time as a member continues with the policy. 5% of the revenue is allocated to the member management performance obligation. With our adoption of the new accounting standard, all of the costs associated with acquiring customers are recognized upfront. This effectively creates a mismatch that pushes approximately 5% of the expected lifetime value of a plan into future periods, while 100% of our third-party commission expense is recognized upfront.

I would also like to note that starting with this quarter, we are providing new sales and operating metrics in our earnings release that we believe will further increase transparency into our business, providing greater clarity to evaluate the progress that we’re making toward our targets. These metrics include expected duration units of submitted IFP and supplemental applications sold by channel, the constrained lifetime values of our health insurance products broken out by key categories, revenue by performance obligation and a revised calculation of our adjusted SG&A. We are less focused on our non-GAAP metric of premium equivalents or total collections as our adoption of ASC 606 has diminished this metric’s importance. However, we will continue to focus on improving our margins at the insurance carrier level.

Also, while we have historically provided the number of submitted applications by product, the relevance of this metric has also diminished following our adoption of ASC 606 under which the expected duration of units becomes the key economic revenue driver.

We’ve also added some new balance sheet categories along with our adoption of ASC 606. For assets, we’ve added contract assets, which can be considered as a proxy for 95% of the expected revenue based on our policies in force at the end of the period. We also added commissions payable, where all the expected commissions payable to the distributors at the end of the period, net of some advanced commissions are recorded. Retained earnings and stockholders’ equity were also increased due to the adoption of ASC 606.

Turning to our results under ASC 606, our 2018 revenue was $351.1 million, consisting of 337 — $330.7 million from our sales and enrollment performance obligation and $20.4 million from our member management performance obligation compared to revenue of $250.5 million, which excludes the impact of ASC 606 in 2017. 2018 reported revenue compares favorably against our revenue calculated, excluding the impact of ASC 606, which was $291.1 million. Our newly added metric of expected duration units was slightly greater than 1 million months, up 7% year-over-year. I would note that in our earnings release tables, we have also broken out fulfillment-only and outsourced relationship, which represents low margin products, where we outsource all of our sales and marketing obligations and some of our member management services. After excluding these outsourced IFPs, the expected duration units was up 16.6% year-over-year.

Total selling, general and administrative expense or SG&A was $74.3 million in 2018 compared to $64.4 million in 2017. This increase is due to a $5.1 million increase in indemnity and other related legal costs associated with the closing of our market conduct examination. Additionally, SG&A increased $5 million due to higher stock-based compensation and related costs and $3.4 million increase in severance, restructuring and other charges. Again, in the vein of simplifying our reporting definitions, we have redefined our adjusted SG&A to include total SG&A, less stock compensation and non-recurring costs. In the past, marketing cost of acquisition were deducted from our core SG&A. However, under the new accounting method, marketing costs are now aligned with the lifetime value of revenue from those costs.

Adjusted SG&A for 2018 was $50.8 million compared to $54 million in the same period in 2017. The decline in adjusted SG&A in 2018 was driven by efficiencies and leverage from our highly scalable technology platform that integrates carriers and distributors, while allowing consumers to quote their policy, buy their policy, print their insurance card and electronically secure health insurance coverage.

Our third-party commission expense as a percentage of revenue was higher with the adoption of the new accounting standard, due to the requirement under the guidance to expense the third-party commissions upfront, but only bringing forward 95% of the revenue. The net result of this requirement was approximately $7 million unfavorable impact on our 2018 earnings. Also, with the adoption of ASC 606, we had $238 million of taxable income allocated to periods prior to 2018. We had about $151 million of accrued commissions that we expense for GAAP purposes, but were unable to expense for tax purposes. These commissions will be deducted as paid and represent future tax deduction. The income tax due is payable over the next four years.

Under ASC 606, EBITDA was $34.5 million for 2018 compared to $47.3 million in 2017, excluding the impact of ASC 606. EBITDA was unfavorably impacted by several one-time items in 2018, including an increase of $5 million for stock-based compensation, a difference in tax receivable agreement liability adjustment of $13.3 million, a reimbursement to the states included in our market conduct examination that concluded last December of $3.4 million, other related legal costs of $1.7 million and a severance payment to our founder and several other former executives of $3.7 million.

Under ASC 606, 2018 full year GAAP net income per diluted share was $0.97 compared to $1.50, excluding the impact of ASC 606 in 2017. 2018 GAAP net income per diluted share was impacted by several one-time items that were consistent for the items that I talked about during the EBITDA differences.

Turning to our non-GAAP metrics, adjusted EBITDA and adjusted income per share were both favorably impacted by ASC 606. Adjusted EBITDA for the full year was 28 — for the full year of 2018 was $59.4 million compared to $45.9 million, excluding the impact of ASC 606 in 2017. Full year 2018 adjusted net income per share under ASC 606 was $2.60 compared to $1.67, excluding the impact of ASC 606 in 2017. We believe that our non-GAAP metrics of adjusted EBITDA and adjusted income per share provide a meaningful measure of our financial performance. We provided a reconciliation of our GAAP metrics to our non-GAAP metrics in our earnings press release that was published earlier today.

We continued to make short-term loans to our distributors based on actual sales that we refer to as advanced commissions. These advanced commissions assist our distributors with our upfront cost of acquisition and provide them with working capital. We recover the advanced commissions from future commissions earned by the distributors on premiums that we collect over the period in which the policies renew.

As expected in the fourth quarter, we experienced a sequential increase of $9 million in advanced commission loans for a total of $51.7 million outstanding at year end, up from $39.5 million a year ago. Under ASC 606, a portion of these advanced commission balances were netted against our new liability commissions payable. We also added to our long-term advanced commissions during 2018 for those advances that we make on longer duration products that are expected to be received in periods greater than 12 months.

Our strong cash flow allowed us to complete our initial $50 million stock buyback, of which $36 million was bought in the fourth quarter alone. Our Board recently increased our stock buyback authorization to $100 million. Based on confidence in our strategic roadmap and belief our shares represent a compelling value, share repurchases will remain a priority in our capital allocations plans for 2019, which will be enhanced by the new credit facility announced today. This new credit facility expanded our current credit facility to $75 million with the ability to increase the revolving commitment to $100 million with our lenders consent. The term of the credit facility was extended out three years through February 2022.

Cash and short-term investments totaled $9.3 million at the end of the fourth quarter of 2018, down from $40.9 million at the end of 2017. During all of 2018, we purchased approximately 1,550,000 shares of HIIQ stock, with a total investment of about $55.9 million. The average purchase price was approximately $36 per share, which we believe represented excellent value. We had $15 million drawn on our line of credit at the end of the year.

Looking forward to 2019, we intend to further our strategic focus on selling longer duration plans, which carries significantly higher lifetime values, while providing consumers with a compelling and affordable healthcare solutions. We expect to generate between $430 million and $440 million in revenue for the full year resulting in an expected growth rate of approximately 22% to 25% year-over-year. We expect to generate adjusted EBITDA of between $72 million and $77 million and adjusted net income per share of $3.20 to $3.35. We believe we can grow EBITDA and earnings in line with revenue despite the adoption of ASC 606, which defers approximately 5% of high margin revenue into future periods, while recognizing 100% of the third-party commission costs upfront, creating an even larger deferral in 2019 into 2020.

We expect our revenue and earnings to build through the year with Q4 being the high point. As Gavin mentioned, we have numerous growth initiatives in 2019, such as the over-65 market, the Spanish market and expanding our life insurance offerings. Our earnings expectations reflect continued strong operational results and improved scalability, which will allow us to reinvest back into product development.

Thank you for your time today. With that, I’d like to hand the call back to Gavin for some concluding remarks before Q&A. Gavin?

Gavin Southwell — Chief Executive Officer and President

Thank you, Mike. We had a strong finish to 2018 and business trends have accelerated in the first two months of 2019 with expected duration units increasing 24% year-to-date. We go into this year with a broader product offering we have ever had before and we are positioned to be able to take advantage of the ever-changing landscape in 2019 and the years beyond, all built on our new next-generation technology platform MyBenefitsKeeper. HIIQ continues to be uniquely positioned to take advantage of the growing demand for affordable health insurance solutions and we will continue to provide a safety net to consumers and their families who otherwise would be unable to find an affordable solution. We are focused to continue to be a leader in our market and to reach as many consumers as possible. I’m even more excited about our future than I have been in the past and I look forward to explaining the opportunity ahead of us as we travel and meet with investors.

Operator?

Questions and Answers:

Operator

Thank you. At this time, we will be conducting a question-and-answer session. (Operator Instructions) Our first question comes from the line of Richard Close with Canaccord Genuity. Please proceed with your question.

Richard Close — Canaccord Genuity — Analyst

Thank you. Obviously, a lot to digest and we’ll have to rebuild our model. But just a quick couple of questions. Mike, under — 2018 report under 606, on December 20th, you guys gave us the $67 million to $72 million adjusted EBITDA guidance. And here you’re reporting $59.4 million. So could you just call out the difference between what the guidance was? And what you actually reported that delta?

Michael Hershberger — Chief Financial Officer

Sure. We were working, we’ve — as Gavin mentioned and as I talked about, we’ve had, I would say, a long session working with our consultants and working with our auditors on this. And we evaluate every aspect of it. And I would say, we took a very prudent approach as we thought about the constrained lifetime value of our products.

Richard Close — Canaccord Genuity — Analyst

Okay. So that’s not the $7 million that you’re talking about that was called out that gets pushed ‘18 to ‘19?

Gavin Southwell — Chief Executive Officer and President

Well, there is two elements. There is the mismatch between the revenue and the cost of — the 100% cost and the 95% revenue, which is the $7 million, which is a very easy thing for us to point to because that — kind of that gets you to where we would have been. And then the second part of it is, we used independent third-party expert firms to evaluate how we should value these longer duration plans and the approach we took has been very prudent, which is we believe the right thing to do and this is why we are giving a lot more metrics to people to really understand duration units. And as we go through 2019, we will update this and we’ll keep evaluating the approach taken, but we definitely want to be on the side of wherever future adjustments we’d like those adjustments to be upside and so that’s why we took this prudent approach.

Richard Close — Canaccord Genuity — Analyst

Okay. And just a follow-up, excuse me. The policy submitted and enforced, understanding these are old metrics. But both of those came in below our estimates and I know that you demphasized that low-margin high-volume policies throughout the year. I guess, I’m just trying to understand the comments on record growth and momentum, but looking at the old metrics coming below my coordinates?

Gavin Southwell — Chief Executive Officer and President

Yeah. So we had a 4% increase in submitted apps for non-owned distribution, which reflected a period of record sales in that channel. So the comments we made, we stand by those comments. But what’s more meaningful comparison now is the 19% increase in expected duration units from the third-party distribution units. So it would be 4% increase in applications and 19% increase in expected duration units. I mean, of course, it’s very likely you have a even higher percentage increase of revenue or lifetime value revenue associated with those products. So for us, one of the big differences in units was at Agile, where we went from doing three-month only plans and very kind of low cost low margin to much greater duration and much greater value. So we get some commentary around how Agile had a large decrease in submitted plans because you’re comparing apples-to-oranges, but we actually had a — we are very pleased in the first part of this year, they actually had an increase in those duration units year-to-year, January, February versus prior year. So a number of different moving parts and we — but we have got metrics in there, but the comment around record sales period, that was and still is accurate. Yeah.

Richard Close — Canaccord Genuity — Analyst

Okay. Thank you.

Gavin Southwell — Chief Executive Officer and President

Great.

Operator

Our next question comes from the line of Mike Grondahl with Northland Capital Markets. Please proceed with your question.

Mike Grondahl — Northland Capital Markets — Analyst

Yeah, thanks guys. In terms of the duration, could you kind of help us understand what the guidance assumes for duration maybe for a one-year plan and a three-year STM plan and what instinct that might my look like maybe six months or a year from now?

Gavin Southwell — Chief Executive Officer and President

Yeah. I’ll take the first part and Mike can add some color. We chose two different external experts — firms, very, very data driven and with all the other policies accepts a 36-month plans that was vast amounts of data we could point to in order to perform the analysis and give us where is a good number to use, bearing in mind that we have this prudent approach with 36-month plans or plans that are available to that period. There isn’t any that data available and so we — you work with the expert and we — this is why you have third-party expert firms and we took a prudent approach against it. And so as we move through time and we gather more data, there’s certainly a great opportunity for us to be able to revalue those plans. And as we say, because of the approach we’ve taken, we expect future changes to be positive and so we are comfortable with the approach taken. Yeah.

Mike Grondahl — Northland Capital Markets — Analyst

Got it. And then maybe just following up on that. The 2019 guidance, does that include anything for the over-65 plans or the association plans or even improved carrier splits or a buyback?

Gavin Southwell — Chief Executive Officer and President

It doesn’t include any of those items. We build the guidance from the ground up each year. We take a very prudent approach to that with existing distribution, existing products. We have new products coming online, each of the items you mentioned, which will all give us a potential upside as we go through the year. So we have a pretty good view around what we’ll do in over-65 and we haven’t included any of that into the guidance. We like to go and execute and see some success before we build that in. So there’s certainly an opportunity for us, we’ll be talking about that a lot more through ‘19. But you’re quite right, none of those items are in the guidance, yeah.

Mike Grondahl — Northland Capital Markets — Analyst

Got it, OK. Thank you.

Gavin Southwell — Chief Executive Officer and President

Thank you. Appreciate it.

Operator

Our next question comes from the line of George Sutton with Craig-Hallum. Please proceed with your question.

George Sutton — Craig-Hallum — Analyst

Thank you. Great results, guys. So as we look at January 1st as a start date and December 31st as an end date, can you give us a sense of, because Gavin you mentioned a growing list of carrier partners and distributors, can you just give us a sense of how different December 31st might look from January 1st?

Gavin Southwell — Chief Executive Officer and President

Yeah. Well, we’ve seen this great shift toward a greater eCommerce. We saw that in the fourth quarter. We’ve seen that again through ‘19. That’s really pleasing for us. I think we’ll see eCommerce being a greater share of our business than it has been historically. The longer duration plans, this has been a big focus of ours. I think we were very successful in ‘18 of getting rid of these lower margin lower benefit plans, which tended to not last as long either. So I think really it’s a — we’ll see this nice shift through the year with a greater emphasis on eCommerce, a greater emphasis on life on that eCommerce side. We have new products in that life space we haven’t had before. We have a specific eCommerce life channel. I think in that over-65 spot, we’ll see some exciting things in that area. So it’s a great year. We are excited to work through the year and share updates with people as we best can.

George Sutton — Craig-Hallum — Analyst

I wanted to give you credit on your bold moves on the buyback side in Q4 in particular. So also going and getting an increased credit line, I think the message is very clear, having an average purchase price of $36, you view current prices is very attractive and you’ve put a credit line in place, not to have unused, you’ve put it in place to be active. Is that a fair assumption?

Gavin Southwell — Chief Executive Officer and President

I think that’s very fair. We see this as just a great use of our capital allocation strategy. It continues to be. And you’re right, we’ve put the credit line in place for a reason. And the approach will be consistent as it was in the fourth quarter. So thanks for calling that out. It’s something we’re happy to keep supporting, yeah.

George Sutton — Craig-Hallum — Analyst

Great. Thanks guys.

Gavin Southwell — Chief Executive Officer and President

Thank you.

Operator

Our next question comes from the line of Greg Peters with Raymond James. Please proceed with your question.

Greg Peters — Raymond James — Analyst

Good afternoon. Gavin, I look forward to hearing your accent in Spanish when you get up to speed there.

Gavin Southwell — Chief Executive Officer and President

I’ll try. I’ll try.

Greg Peters — Raymond James — Analyst

Yeah. So I guess, I had two questions and I appreciate the color you provided around guidance both in revenue and adjusted EBITDA and earnings. And I’m just trying to bridge the gap between your new disclosure around expected duration units, look at the results in 2018 versus ‘17, you mentioned on the call that January and February were quite strong. Would it be reasonable for us to assume that the expected duration units is going to grow at a rate commensurate with revenue growth or is there some metric I’m missing in between the two?

Gavin Southwell — Chief Executive Officer and President

Well, there is a link, but something that we should see is over time as we’ve moved away from sort of lower margin products and we have more benefit-rich and higher margin, we should see the durations increasing and then the revenue could increase at a faster rate than the duration units. So it’s a really useful metric. We’ve submitted apps becoming a tougher comparison because moving from multiple three-month plans to longer duration plans and moving from lower margin to higher margin plans. So the duration unit is definitely a more meaningful stat, it’s certainly linked to revenue. But what we’re seeing is revenue growing at a faster rate than the durations are growing. So I hope that’s helpful.

Michael Hershberger — Chief Financial Officer

And Greg the way that I would describe it is really our expected duration units are our submitted policies during that period multiplied time the expected lifetime value for each of those policies sold. So my answer to you would be, yes, we continue to increase the persistency of our policies enforced through many different components, including MyBenefitsKeeper that’s been a real, I would say, a member management enhancement as that allows the policies to stay on longer.

Greg Peters — Raymond James — Analyst

Perfect. I’ll follow up with you offline. I guess, the other question, and I know you called it out to some degree on the balance sheet Mike, but I was looking just simply at your operating cash flow, and it was down, I think, around $90 million for the full year versus $42 million the prior. And I know that you mentioned the contract asset issue in the balance sheet. Can you give us some color around what’s going on in free cash and would it be fair — is this going to be a revert back to some — is the growth rate in free cash going to match revenue growth or earnings growth or give us some sort of perspective on how we should be thinking about that?

Michael Hershberger — Chief Financial Officer

Sure. The way that we think about our free cash flow is really more of an adjusted item. So within our operating cash flow, our advanced commissions that we consider really loans to our distributors is included in there as a use. So the way that I — that we think about our cash flow, you can say, OK, our cash decreased $31.6 million year-over-year. However, we bought back $56 million worth of stock. We increased advanced commissions by $12 million. We paid for some severance and restructuring of our former executive of $3.5 million and then we had our Multi-State examination concluded that — including the legal fees was 6 — little over $6 million. So I look at it to say really our cash flow from operations, adjusted for those items, is over $30 million, which really is close to 60% of our adjusted EBITDA.

Greg Peters — Raymond James — Analyst

Is that — just to follow-up on that, is that 60% of EBITDA sort of a good benchmark to think about as we think about free cash flow going forward?

Michael Hershberger — Chief Financial Officer

I think that that’s a good benchmark, that’s correct.

Greg Peters — Raymond James — Analyst

Perfect, thanks for your answers.

Gavin Southwell — Chief Executive Officer and President

Greg, hey, thank you. Appreciate it.

Operator

Our next question comes from the line of Steve Halper with Cantor Fitzgerald. Please proceed with your question.

Steven Halper — Cantor Fitzgerald — Analyst

Hi. So embedded in the revenue guidance — or what I should say, what is the implied application growth assumption in the revenue guidance and what’s your confidence level on that, especially since applications were down in 2018 due to, I guess, fewer renewals, right, because you’re doing longer-term contracts, I understand that, but what’s the implied application growth assumption there?

Gavin Southwell — Chief Executive Officer and President

So we break it down by distribution partner, by product type. And relating, we’ve really been focusing people on this sort of duration units to the point where our in-house commercial team has a way that they’re measure historically would always have been by submitted applications and now their remuneration, their performance metrics is linked to that duration unit size. So we do look at both, obviously, there’s a link between each. But because we’ve been shifting the product type so significantly for the better, we — there’s plenty of people buying the products per duration unit is really where we’ve been focused.

Steven Halper — Cantor Fitzgerald — Analyst

So — but when you look at the numbers you reported on the application down 15% in 2018, obviously, that was — some of it was on purpose. But are you able to break down what percentage or what impact that there were fewer renewals of three months contracts versus longer-term? How much did that impact the 2018 number?

Gavin Southwell — Chief Executive Officer and President

Yeah. So — I mean, the way we kind of broke it out as we looked at our non-owned distribution and — in the fourth quarter as their submitted applications were up. We had that nice 4% increase, even though we were moving — we’d terminated large relationship, we’d moved away from lower margin products, we’d terminated several relationships, like — but one specifically. The decline in applications was within our Agile unit, where we really shifted that unit from going with just the cheapest available option online to more benefit related products and really much greater duration products. And so, I think we’re viewing it as our non-owned distribution in terms of units should keep increasing and I think we’ll see some good comparisons on that as we go through the year. We’ve certainly seen that in the beginning of the year, but really where we’re seeing this great pickup is this 24% year-to-date increase overall, total months sold or expected duration units. And so there are a number of moving parts and we’re now moving to 606, it’s going to be a little bit noisy and so we’ll work with our analysts and investors to really give as much insight, as much narrative as we can because the metrics that we’re using internally is showing us a very pleasing shift away from certain products — we are seeing a lot more eCommerce and we’ve had this really strong start to the year, yeah.

Steven Halper — Cantor Fitzgerald — Analyst

Okay. Great, thank you so much.

Gavin Southwell — Chief Executive Officer and President

Thanks. Appreciate it.

Operator

Our next question comes from the line of Frank Sparacino with First Analysis. Please proceed with your question.

Frank Sparacino — First Analysis — Analyst

Hi, Gavin. Just one from me. I was hoping you could give a little bit more detail just on the life side of things. I know, historically, you had talked too much about that part of the market, but maybe what you think is changing in that space and what type of attach rates you’re seeing and any other color? Thank you.

Gavin Southwell — Chief Executive Officer and President

Yes, happy to. Thank you. Yes. So historically, our life book has grown — been attached to the health policies, it’s all being free work and it’s under-65 health channel. And as we’ve seen more and more success with it and we do all of this competitive analysis, we identified a shift of consumers for use of technology and to try to really simplify buying processes, while giving them as much information available using really technology enabled tools. So MyBenefitsKeeper is designed and built exactly for that. And then with distribution partners and carrier partners that we acquired through ‘18, opportunities developed in this life-only channel, which — a lot of the hard work has already been done. And so we have some nice expectations for that through 2019 and onwards because we’re really taking existing relationships and building on to those. So life is a very predictable — it’s a great product, it fits this business incredibly well. So we did it before as an addition to our core products. And then now is an opportunity for us to make more of an impact in that space. And based on the analysis we’ve done, we think it’s a really great opportunity.

Frank Sparacino — First Analysis — Analyst

Thank you.

Gavin Southwell — Chief Executive Officer and President

Thanks, appreciate it.

Operator

Our next question comes from the line of Randy Binner with FBR. Please proceed with your question.

Randy Binner — FBR — Analyst

Good evening and thank you. I just wanted to try the question on the duration, again, and yeah, I appreciate all the disclosures around the total months sold and this concept of duration units. But I think just intuitively, especially on 36-month plans, is there a way to say the duration assumption of something like 8 months or 10 months or did I miss what you’ve said that in all of this disclosure because to me that seems more relatable than the other ways of saying it?

Gavin Southwell — Chief Executive Officer and President

Yeah. So we didn’t before. I guess, to try to be as helpful as possible is we had a room full of accountants and advisors and experts from several different firms. And what happens is you end up with a very prudent approach. So we had a lot of data on 12 months plans because that’s all that it existed before. And so it’d be quite likely that you would then look at 36-month plans and say, well, the best data we have shows us based on 12-month options. And so we can have a good view around where we think 36-month plans will sit, but the way to apply the rule and the way to get agreement from these third-party expert firms is to go with the data that you have and the data was all based on 12-month plans. And so right now for 36-month plans, it looks very similar to 12-month plans and that’s a very prudent approach. And as we go through time, once these plans are more than 12 months old, a lot of them still exist, we’ve got a great opportunity to then look and revalue those plans as you build data set. And so I think previous process, we had a good feel as to where we thought it was landing. And as we go to the final stages, the way to get agreement was to be more prudent and more prudent and so that’s where we’ve landed. So we are — we gave a specific number of months, some of that is a little commercially sensitive. But if you look at the approach of how people have been doing it, the data we have this for 12 months. So it would be logical that 36 months would look very similar to that. And as we move through time, we’ll adjust.

Randy Binner — FBR — Analyst

That’s helpful. I had another follow-up on another question too. So I believe it was the opening question that talked about how the adjusted EPS came in different than the guide from December 20. I think what I heard you all say is that part of the final review, which appears to be conservative is that, did you not have the 5% revenue breakout for member performance in the guide back in December 20th, was that one of the main pieces that caused the delta there?

Gavin Southwell — Chief Executive Officer and President

Yeah. It is one of the main pieces. We — it’s a complex process involving our internal team, our external auditors and two different sets of advisors. And as we’ve gone through it, this is reviewing every contract, every agreement, every bit of data going back several years and everybody has worked really hard to try and try and get it right. And so some of the assumptions have shifted over time. And every time they’ve shifted, we’ve gotten more prudent and more prudent. And there’s two approaches to this, you can come out a little aggressive and hope you don’t have to make any adjustments later. Or you can be prudent and feel pretty confident that any adjustments will be further positive. So back in December, I think we’ve made some assumptions and some of those assumptions have shifted and became more prudent. So we’ve tried to call out that one specifically because we can point to a number. And then the other piece would be on the valuations, it’s a good thing for the business that we’re selling a lot more of these 3 by 12s or 36-month plans than we anticipated. But there’s a challenge to value that. So if you want your advisors and your experts and the room full of accountants locked in a room to agree, then you take a prudent approach. And that’s what we’ve done and we’ll assess this as we go through and we’ll keep putting as accurate a view on it as possible, but we’re certainly on that conservative side, yeah. Does that help?

Operator

Our final question comes from the line of Mark Argento with Lake Street Capital Markets. Please proceed with your question.

John — Lake Street Capital Markets — Analyst

Hey guys, this is John (ph) on for Mark. Thanks for taking the question. Just briefly, as you guys kind of shift toward focusing more on the eCommerce business, can you kind of walk through how the margin and eCommerce of that business is different from the third-party and kind of how you see that trending as a mix going forward? Thank you.

Gavin Southwell — Chief Executive Officer and President

Yes. I’ll start that and then Hersh can close. So historically, there used to be a bigger difference in margin because the Agile unit was selling a lot of these lower cost lower margin plans and that’s shifted over time. And so the difference shouldn’t be as great as it was before. We’ve had third-party eCommerce partners be very successful and prove that there is certainly a large demand online for consumers to buy more benefit-rich products and that’s helped shape our strategy, it’s one of the advantages of having over 100 distribution partners and many different carriers as we get a large amount of data. And so there used to be a bigger difference over time, but we certainly see that narrowing. So Agile is well positioned to have a successful year. But because of we’ve been working with the team there, there’s a really excellent team, they’re very motivated people and we feel we’re positioned to have a really nice 2019 at that business, but we’ve been very prudent in our forecasting and our planning. And we’ll update that as we go through, but it’s had a strong start to ‘19. And like we say, 68% in the fourth quarter year-over-year for eCommerce was — has outperformed our expectations and we see that continuing down that path.

Michael Hershberger — Chief Financial Officer

That was a great summary, Gavin. And I would even add that prior to the adoption of ASC 606 under Agile we had that upfront cost of acquisition and then we had the revenue over time. Where now we are able to capture that revenue at a — most — 95% of that revenue at a point in time, so that’s a much better matching for us for the cost of acquisition.

John — Lake Street Capital Markets — Analyst

Awesome.

Gavin Southwell — Chief Executive Officer and President

Great.

Operator

Ladies and gentlemen, we have reached the end of our question-and-answer session. And I would like to turn the call back over to Gavin Southwell for closing remarks.

Gavin Southwell — Chief Executive Officer and President

Great. Well, thank you everyone for your interest in the Company. We look forward to answering questions from analysts or investors as we move forward. And we look forward to talking more throughout 2019 about the initiatives we’ve covered and other things that we’re working on. So thank you all and we will talk soon.

Operator

This concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.

Duration: 43 minutes

Call participants:

Mike DeVries — Senior Vice President of Finance

Gavin Southwell — Chief Executive Officer and President

Michael Hershberger — Chief Financial Officer

Richard Close — Canaccord Genuity — Analyst

Mike Grondahl — Northland Capital Markets — Analyst

George Sutton — Craig-Hallum — Analyst

Greg Peters — Raymond James — Analyst

Steven Halper — Cantor Fitzgerald — Analyst

Frank Sparacino — First Analysis — Analyst

Randy Binner — FBR — Analyst

John — Lake Street Capital Markets — Analyst